                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant                      [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BLACK BOX CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                             BLACK BOX CORPORATION
                                1000 PARK DRIVE
                          LAWRENCE, PENNSYLVANIA 15055
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 10, 1999
                            ------------------------

To the Stockholders of
Black Box Corporation:

     The Annual Meeting of Stockholders of Black Box Corporation will be held at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania 15219 on Tuesday, August 10, 1999, at 11:00 a.m., to consider and act upon the following matters:

        1. The re-election of four (4) members and the election of one (1) additional member of the Board of Directors;

        2. The approval of an amendment to the 1992 Stock Option Plan to increase the number of shares authorized under the Plan;

        3. The approval of an amendment to the 1992 Director Stock Option Plan to increase the number of shares authorized under the Plan; and

        4. Ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending March 31, 2000.

     Stockholders also will be asked to consider such other matters as may properly come before the meeting. The Board of Directors has established the close of business on Friday, June 18, 1999, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

     IT IS REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS
                                        /s/ Fred C. Young
                                        Fred C. Young, Secretary

June 24, 1999

                             BLACK BOX CORPORATION
                                1000 PARK DRIVE
                          LAWRENCE, PENNSYLVANIA 15055
                            ------------------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF STOCKHOLDERS

                                AUGUST 10, 1999

     This proxy statement is being furnished to the holders of the common stock, par value $.001 per share (the "Common Stock"), of Black Box Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors" or the "Board") of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") scheduled to be held on Tuesday, August 10, 1999, at 11:00 a.m., at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania 15219, or at any adjournment thereof. This proxy statement and form of proxy was first mailed to stockholders on or about June 28, 1999. A copy of the Company's Annual Report to Stockholders for the fiscal year ended March 31, 1999 is being furnished with this proxy statement.

     Only holders of the Common Stock of record as of the close of business on Friday, June 18, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, 18,504,725 shares of Common Stock, each entitled to one vote per share, were outstanding.

     All shares of Common Stock represented by valid proxies received by the Secretary of the Company prior to the Annual Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors and each of the other matters submitted by the Board of Directors for vote by the stockholders. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until actual notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

     Under the Company's Second Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Restated By-laws, as amended (the "By-laws"), and applicable state law, abstentions and broker non-votes (which arise from proxies delivered by brokers and others, where the record holder has not received direction on voting and does not have discretionary authority to vote on one or more matters) are each included in the determination of the number of shares present. At the Annual Meeting, matters, other than the election of directors, will be decided by the affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present. Abstentions will count as shares entitled to vote and present in person or by proxy at the meeting and not voting in favor of the proposal. Broker non-votes will not count as shares entitled to vote and represented at the meeting and will not be included in calculating the number of votes necessary for approval of the matter.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW FOR ELECTION AS DIRECTOR, FOR APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED UNDER THE 1992 STOCK OPTION PLAN, FOR APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED UNDER THE 1992 DIRECTOR STOCK OPTION PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2000.

PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's By-laws provide that the number of directors constituting the entire Board shall be nine (9), or such other number as shall be fixed by the stockholders or by the Board of Directors. At present, the Board has fixed the number of directors at four (4) members and intends to increase the number of directors to five (5) members at the Annual Meeting.

     All directors of the Company are elected each year. The Board has nominated five (5) persons for election to the Board at the Annual Meeting. Effective upon such election, the number of directors will be increased to five (5). Therefore, five (5) directors are to be elected at the Annual Meeting to hold office for a term of one (1) year and until their respective successors are elected and qualified, subject to the right of the stockholders to remove any director as provided in the By-laws. Any vacancy in the office of a director may be filled by the stockholders. In the absence of a stockholder vote, a vacancy in the office of a director may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until his successor is elected and has qualified or until his or her earlier death, resignation or removal. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

     The holders of Common Stock have one vote for each share owned as of the record date in the election of directors. The five (5) nominees receiving the greatest number of affirmative votes will be elected as directors for terms expiring in 2000.

     The persons named as proxies on the enclosed proxy card were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election of William F. Andrews, Thomas G. Greig, William
R. Newlin, Brian D. Young and Fred C. Young, nominees of the Board of Directors, each of whom (other than Mr. Greig, a new nominee) presently serves as a director of the Company.

     The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees is unable or unwilling to serve as a director of the Company, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors.

     The following sets forth certain information concerning the Company's nominees for election to the Board of Directors at the Annual Meeting.

     WILLIAM F. ANDREWS, 67, was elected a director of the Company on May 18, 1992. He currently is Chairman of Scovill Fasteners, Inc. (leading manufacturer of apparel fasteners) and Chairman of Northwestern Steel & Wire Co. (steel mill - rod wire and structurals). He was Chairman, President and Chief Executive Officer and a director of Amdura Corporation from January 1993 to January 1995, and was also an advisor/consultant to Investor International (U.S.), Inc. and had held such position from February 1992 to February 1994. Prior to such time, Mr. Andrews was the President and Chief Executive Officer of UNR Industries, Inc. from April 1990 to January 1992. He is also a director of Navistar (International Harvester), Southern New England Telephone Company, Corrections Corporation of America, Johnson Controls, Katy Industries, Northwestern Steel & Wire and Dayton Superior.

     THOMAS G. GREIG, 51, was nominated to be a director by the Board at its May 4, 1999 meeting. Mr. Greig is a Managing Director of Liberty Partners, a private equity partnership, since 1998. From 1973 to 1988, Mr. Greig worked in the investment banking industry, principally in the technology investment banking area. He has worked with a variety of technology companies in communications equipment, computer systems, electronic components, semiconductors, software and manufacturing service areas. Mr. Greig is a director of a number of privately held companies.

     WILLIAM R. NEWLIN, 58, was elected a director of the Company on December 18, 1995. He has served as Managing Partner of Buchanan Ingersoll Professional Corporation (attorneys at law) since 1980. He also serves as a Managing General Partner of CEO Venture Funds (private venture capital funds). He is also Chairman of the Board of Kennametal Inc. and JLK Direct Distribution Inc. and a director of National City Bank of Pennsylvania, Parker/Hunter Incorporated and the Pittsburgh Technology Council.

     The Company engaged Buchanan Ingersoll Professional Corporation to perform legal services during fiscal 1999 and fiscal 2000.

     BRIAN D. YOUNG, 44, was elected a director of the Company on September 17, 1988. From February 1989 through January 1992, he was President of the Company. He has been a General Partner of Eos Partners, L.P. (investment partnership) since January 1994. He was a General Partner of Odyssey Partners from February 1986 to December 1993. He is also a director of Gundle Environmental Systems, Inc.

     FRED C. YOUNG, 43, was elected a director of the Company on December 18, 1995, President on May 9, 1997 and Chairman and Chief Executive Officer on June 24, 1998. He also has been the Secretary of the Company since joining the Company in 1991. He also has served as Vice President from 1991 until May 1996, Chief Financial Officer and Treasurer from 1991 until May 1997, Senior Vice President from May 1996 until May 1997 and Chief Operating Officer from May 1996 until June 1998.

                BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES

     The Company's Board of Directors held 5 meetings during the fiscal year ended March 31, 1999 ("fiscal 1999"). Each director attended all meetings except that one director attended approximately 90% of the aggregate of the number of meetings of the Board of Directors and any committee of which he was a member.

     During fiscal 1999, directors who were not employees of the Company received directors' fees of $7,500 per annum and an additional fee of $375 for each meeting of the Board of Directors attended in person. In addition, the Company maintains directors' and officers' liability insurance.

AUDIT COMMITTEE

     The Board has an Audit Committee consisting of William F. Andrews, William
R. Newlin and Brian D. Young. The Audit Committee's duties include recommending to the Board of Directors the appointment of the independent auditors of the Company, reviewing with the independent auditors their report as well as any recommendations with respect to the Company's accounting policies, procedures and internal controls. In addition, this committee is charged with reviewing the independent auditor's fees for audit and non-audit services, and determining whether there are any conflicts of interest in financial or business matters between the Company and any of its officers or employees. The Audit Committee was scheduled to meet, and did meet, twice in fiscal 1999.

COMPENSATION COMMITTEE

     The Board has a Compensation Committee, consisting of William F. Andrews and Brian D. Young, which is responsible for reviewing and approving the compensation of the executive officers of the Company, and approving and recommending changes to the incentive plans of the Company. The Committee is also responsible for administering the Company's Employee Stock Option Plan and Director Stock Option Plan. The Compensation Committee was scheduled to meet, and did meet, twice in fiscal 1999.

NOMINATING COMMITTEE; NOMINATION PROCEDURES

     The Company does not have a standing nominating committee. The Board of Directors, however, is responsible for the evaluation and recommendation of qualified nominees, as well as other matters pertaining to Board composition and size. At its May 4, 1999 meeting, the Board of Directors nominated Thomas G. Greig as an additional member for election by the stockholders at the Annual Meeting. The Board will give appropriate consideration to qualified persons recommended by stockholders for nomination as director in accordance with the Company's By-laws, as summarized below.

     In general, such recommendations can only be made by a stockholder entitled to notice of, and to vote at, a meeting at which directors are to be elected, must be in writing and must be received by the Secretary of the Company within a prescribed period prior to the annual or special meeting, as the case may be. A copy of the By-laws is available from the Company upon request.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth all cash compensation paid by the Company and its subsidiaries, as well as other compensation paid or accrued, to the Company's chief executive officer and to the other executive officers of the Company at the end of fiscal year 1999 whose annual salary and bonus in fiscal year 1999 exceeded $100,000 (the "Named Executive Officers") for each of fiscal years 1997, 1998 and 1999, respectively. Such compensation was paid for services rendered in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL              LONG-TERM
                                                COMPENSATION          COMPENSATION
                                              -----------------   --------------------
                                                                    AWARDS     PAYOUTS
                                                                    ------     -------
                                                                  SECURITIES
                                                                  UNDERLYING    LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR   SALARY     BONUS     OPTIONS     PAYOUTS   COMPENSATION(2)
---------------------------            ----   ------     -----     -------     -------   ---------------
                                                ($)       ($)        (#)         ($)           ($)
Fred C. Young,                         1999   400,000   380,000     195,000         --        7,756
  Chairman of the Board, Chief         1998   312,890   285,000     220,000    861,000        6,946
  Executive Officer, President and     1997   266,553   380,000      65,000         --        6,895
  Secretary (1)

Anna M. Baird,                         1999   150,000   125,000      40,000         --        7,168
  Vice President, Chief Financial      1998   127,517   100,000      70,000    200,000        6,614
  Officer and Treasurer                1997    99,923   100,000      16,000         --        6,211

Kathleen Bullions,                     1999   150,000   125,000      40,000         --        7,168
  Vice President                       1998   124,115   100,000      70,000    200,000        6,614
  of Operations                        1997    99,769   100,000      16,000         --        6,211

Jeffery M. Boetticher,                 1999   276,921        --          --         --       36,954
  Former Chairman of the Board         1998   365,576   281,250     203,060    900,000        6,286
  and Chief Executive Officer (3)      1997   329,229   380,000      65,000         --        6,895

---------

(1) Mr. Young became Chairman to the Board and Chief Executive Officer as of June 24, 1998.

(2) Represents amounts accrued by the employer for the individual under the 401(k) plan of the Company and payments for life insurance premiums and, for Mr. Boetticher, accrued vacation.

(3) Mr. Boetticher resigned from his positions as Chairman of the Board and Chief Executive Officer of the Company as of June 24, 1998.

STOCK OPTION PLANS

     The Board of Directors and stockholders of the Company have adopted the Company's 1992 Employee Stock Option Plan, as amended (the "Employee Plan"), and have authorized the issuance of options and stock appreciation rights covering up to 3,900,000 shares of Common Stock under this plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Options and stock appreciation rights may be granted under the Employee Plan to key salaried employees (including those who may also be directors but who are not members of the Compensation Committee) of the Company and its subsidiaries.

     The Board of Directors and stockholders have also adopted the Company's 1992 Director Stock Option Plan, as amended (the "Director Plan"), and have authorized the issuance of options and stock appreciation rights covering up to 100,000 shares of Common Stock under this plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Under the Director Plan, options and stock appreciation rights may be granted by the Compensation Committee to non-employee Directors of the Company.

     The following table sets forth information concerning the stock options granted to each of the Company's Named Executive Officers in fiscal 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                           FOR OPTION TERM(1)
                         -----------------------------------------------------   ------------------------------
                          NUMBER OF     % OF TOTAL
                         SECURITIES      OPTIONS
                         UNDERLYING     GRANTED TO
                           OPTIONS     EMPLOYEES IN   EXERCISE OR   EXPIRATION
         NAME              GRANTED     FISCAL YEAR    BASE PRICE       DATE          5%(2)           10%(3)
         ----              -------     -----------    ----------       ----          -----           ------
                             (#)           (%)         ($/SHARE)                      ($)             ($)
Anna M. Baird..........      40,000         5.5          21.94       10/08/08           551,851       1,398,506
Kathleen Bullions......      40,000         5.5          21.94       10/08/08           551,851       1,398,506
Fred C. Young..........     195,000        27.0          21.94       10/08/08         2,690,277       6,817,720
All Stockholders.......  18,147,258                      21.94                      250,252,067     634,613,109

---------

(1) Assumes, from the date of grant of the option through its ten year expiration date, a hypothetical 5% and 10% per year appreciation (compounded annually) in the fair market value of the Common Stock. The 5% and 10% rates of appreciation are set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the Common Stock. If the Common Stock does not increase in value from the date of grant of the stock option, such option would be valueless.

(2) Assumes a fair market value of the Common Stock of $35.73 per share.

(3) Assumes a fair market value of the Common Stock of $56.90 per share.

     The following table sets forth information with respect to each of the Company's Named Executive Officers concerning the exercise of options during fiscal 1999 and unexercised options held as of March 31, 1999:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF
                                                              SECURITIES             VALUE OF
                                                              UNDERLYING           UNEXERCISED
                                                             UNEXERCISED           IN-THE-MONEY
                                                               OPTIONS               OPTIONS
                           SHARES ACQUIRED      VALUE         AT FISCAL             AT FISCAL
           NAME              ON EXERCISE      REALIZED         YEAR END              YEAR END
           ----              -----------      --------         --------              --------
                                 (#)             ($)       (# EXERCISABLE/       ($ EXERCISABLE/
                                                           # UNEXERCISABLE)      $ UNEXERCISABLE)
Fred C. Young.............         -0-              -0-    616,666/363,334     10,027,832/2,174,735
Anna M. Baird.............         -0-              -0-     100,999/92,001        1,392,714/477,871
Kathleen Bullions.........         -0-              -0-      88,999/92,001        1,129,129/477,871
Jeffery M. Boetticher
  (1).....................     315,000        7,598,800          448,060/0              4,325,750/0

---------

(1) Mr. Boetticher resigned from his positions as Chairman of the Board and Chief Executive Officer of the Company as of June 24, 1998.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is charged with administering the Company's compensation programs for executive officers, including basic compensation and incentive compensation plans, and the Company's stock option plans, including the Employee Plan. The Company believes that its total executive compensation package should be designed to facilitate the achievement of short- and long-range Company goals, to recognize individual executive performance and contribution, and to promote increased value creation for the Company's stockholders. To this end, the Company and the Compensation Committee seek to:

     - Hire, train, develop, compensate and retain the highest quality executives possible for the Company's success.

     - Reward executives for outstanding contributions to the achievement of the Company's goals and overall success.

     - Provide incentives for executives to align their goals with those of the stockholders through pay-for-performance and growth-driven compensation in the form of cash compensation and stock option plans.

BASIC COMPENSATION

     Basic compensation for executives is paid based upon performance, experience, the requirements of the position and the executive's relative ability to impact the Company's overall growth and success. The Company and the Compensation Committee believe that the basic compensation paid to the Company's executives is competitive with that paid to executives in other direct marketing, technical services and computer companies. The cash compensation paid during fiscal 1999 to the Company's executives as a group is in the middle range compared with that of such peer group. Historically, in making compensation decisions the Company has relied upon its Board of Directors and the Compensation Committee regarding their collective knowledge of the industry, the functions that Company executives perform and comparative salaries. Salaries and bonuses for fiscal 1999 were set in May 1998.

     The primary goals for executives, in their own respective positions, are to help the Company achieve its yearly sales, profit and growth targets as established by the Board of Directors. Salaries for the executives are reviewed by the Compensation Committee on an annual basis and may be increased or decreased based upon the Compensation Committee's decision that they are competitive in the industry, and/or that a particular executive's contributions to the Company have been significant during the year.

     The increases in the compensation paid to the Company's executives also reflect their increased responsibilities and promotions.

INCENTIVE COMPENSATION PLANS

     The Company has a variable compensation plan covering all employees, including executive officers. This plan provides for the payment of a bonus to participants, equal to a percentage of base salary, in the event that certain annual performance targets for revenue and operating profits are achieved. Any payments under this plan are subject to approval by the Board of Directors on an annual basis. Payments made to the Named Executive Officers in fiscal 1999 under this plan are set forth in the Summary Compensation Table under the caption "Annual Compensation -- Bonus."

     The Company has a long-term incentive compensation plan covering fiscal 1999, 2000 and 2001 under which it would pay awards following the completion of the fiscal 2001 audit if the three-year targets are achieved.

     The Company's incentive compensation plans are predicated on the Company's belief that executives contribute to stockholder returns by increasing the Company's stock price, maximizing earnings and profit, and providing for long-term growth.

STOCK OPTION PLAN

     In fiscal 1993, the Company's Board of Directors and stockholders approved the Employee Plan, pursuant to which stock options may be granted by the Compensation Committee to key employees, including those who may be executive officers of the Company. This plan was amended in fiscal 1995 through fiscal 1999 pursuant to stockholder votes to increase the number of shares available for the grant of options thereunder. Information with respect to the options granted to the Named Executive Officers in fiscal 1999 is set forth in the table entitled "Option Grants in Last Fiscal Year" appearing elsewhere in this proxy statement. The Compensation Committee believes that the options granted are consistent with the Company's overall compensation policies and the individual compensation packages of each Named Executive Officer.

     Historically, all options granted under the Employee Plan were exercisable at the fair market value of the stock on the date of grant of the option. As amended in fiscal 1998, the Employee Plan requires that all options have an exercise price of not less than the fair market value of the stock on the date of grant of the option.

CHIEF EXECUTIVE OFFICER'S COMPENSATION ANALYSIS

     In June 1998, Mr. Fred C. Young was promoted to Chairman and CEO of the Company. In determining the total compensation for Mr. Young, the Compensation Committee used the same criteria described above in the opening paragraphs of this section and the Basic Compensation section. In addition, the Committee considered the Company's performance against goals established by the Board of Directors at the beginning of the year and his promotions.

     The Compensation Committee believes that the increase in base salary and grants of options to Mr. Young were appropriate for fiscal 1999 because of the performance of the Company, his promotion to the Chairman and CEO positions, his individual performance, general executive compensation trends and the overall business environment.

     The total compensation paid to Mr. Jeffery M. Boetticher, the Company's former Chairman of the Board and Chief Executive Officer, during fiscal 1999 consisted of the remainder of Mr. Boetticher's salary at his fiscal 1998 rate payable through December 2, 1998, the last date of his employment by the Company.

SUMMARY

     In the aggregate, an average of 47% of the Company's Named Executive Officers' cash compensation for fiscal 1999 (excluding Mr. Boetticher) came from incentives directly related to Company performance. The Company believes that the compensation paid to its executives for fiscal 1999 was reasonable in view of the Company's performance and the contributions of those executives to that performance, the increased responsibilities undertaken by the executive team and the comparison of their compensation with that of other direct marketing, technical services and computer companies.

                                COMPENSATION COMMITTEE:
                                Brian D. Young
                                William F. Andrews

                               PERFORMANCE GRAPH
PERFORMANCE GRAPH

                                                                                             NASDAQ
                                                                                            COMPUTER
                                             BLACK BOX            NASDAQ MARKET          MANUFACTURERS           RUSSELL 2000
                                            CORPORATION               INDEX                  INDEX                  GROUP
                                            -----------           -------------          -------------           ------------
6/6/94                                         100.00                 100.00                 100.00                 100.00
3/95                                           126.00                 111.00                 136.00                 106.00
3/96                                           145.00                 151.00                 209.00                 137.00
3/97                                           229.00                 168.00                 229.00                 144.00
3/98                                           314.00                 255.00                 406.00                 205.00
3/99                                           264.00                 342.00                 803.00                 171.00
5/99                                           388.00                 344.00                 781.00                 192.00

     The above graph represents and compares the value, through March 31, 1999, of a hypothetical investment of $100 made on June 6, 1994, the date of the spin-off of MICOM Communications Corp. ("MICOM"), in each of (i) the Company's Common Stock, (ii) the Russell 2000 Group, (iii) the Nasdaq Computer Manufacturers Index, and (iv) the Nasdaq Market Index assuming, in each case, the reinvestment of dividends. The Company has changed to the Russell 2000 Group as its peer group since the Russell 2000 Group contains companies that are of comparable size to the Company, unlike the Nasdaq Computer Manufacturers Index.

     The Company believes any comparisons of the price of the Company's Common Stock before June 6, 1994, would not be comparable since the value of the Company's Common Stock prior to that date included the value of MICOM, which was spun off at that time.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 1999, the Compensation Committee of the Board of Directors consisted of William F. Andrews and Brian D. Young, as co-chairmen.

     Mr. Young was formerly the President of the Company from February 1989 until January 1992.

CHANGE OF CONTROL AGREEMENT

     The Company has a change of control agreement with Mr. Fred C. Young, Chairman of the Board and Chief Executive Officer, President and Secretary. The purpose of this agreement is to encourage the executive to remain with the Company, and thereby assure the Company of the continued availability of his services and this advice, in the event of an attempted change in control of the Company. This agreement is for a five-year term expiring December 20, 1999 and becomes operative only upon a "change in control" of the Company, as defined in the agreement. If, within the term of the agreement and after a change of control, the executive's employment is terminated by the Company other than for cause or is terminated by the executive for "good reason" (such as a reduction in salary or benefits or diminution in duties), the executive will be entitled to a lump sum payment of generally up to three times the sum of his base salary (as defined) plus the average cash award received by him under the Company's incentive compensation or bonus plan for the prior two years. The Company is also required to maintain the executive's other benefits (life insurance, health insurance, etc.) through the unexpired term of the agreement. The agreement also provides for the immediate vesting of any outstanding stock appreciation rights or options. If the executive terminates his employment without "good reason," the executive would not be entitled to receive further salary and benefits under the agreement. In addition, the Company may terminate the executive for "cause" (as defined), at which time all salary and other benefits to the executive would cease.

SEPARATION AGREEMENT

     In connection with Mr. Boetticher's separation of employment from the Company, the Company entered into an agreement with him pursuant to which in exchange for confirmation of noncompete and nonsolicitation covenants, as well as certain releases and waivers of rights by Mr. Boetticher, the Company agreed to vest all options held by Mr. Boetticher as of September 1, 1998. Mr. Boetticher also agreed to be available to consult with the Company for a period ending August 31, 1999.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information available to the Company as of June 18, 1999, regarding the beneficial ownership of the Company's Common Stock by all those known by the Company to be beneficial owners of more than five percent of its outstanding Common Stock.

                                                              NUMBER OF      PERCENT OF
                                                               SHARES          SHARES
                                                               ------          ------
FMR Corp. (1)...............................................  2,574,700         13.9
  82 Devonshire Street, Boston, Massachusetts 02109

Dresdner Bank AG (2)........................................  1,892,600         10.2
  Jurgen-Porto-Plat 31, 60301 Frankfurt, Germany

Capital Research and Management Company (3).................  1,317,500          7.1
  333 S. Hope Street, Los Angeles, California 90071

Bankers Trust Corporation (4)...............................    992,428          5.4
  Bankers Trust Company
  Alex. Brown Investment Management
  130 Liberty Street, New York, NY 10006

---------

(1) Includes 2,307,000 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., 1,428,000 of which are owned by one investment company, Fidelity Low-Priced Stock Fund. Also includes 267,700 shares owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. FMR Corp. and Edward C. Johnson 3d each has sole dispositive power over all such shares and sole voting power over 267,700 shares. Fidelity Low-Priced Stock Fund has the sole power to vote 1,428,000 shares. The sole power to vote the remainder of the shares resides with the funds holding such shares. All information is derived from FMR Corp.'s Schedule 13G, Amendment No. 2, filed on February 11, 1999.

(2) Dresdner Bank AG reports sole voting power over 1,218,100 shares, sole dispositive power over 1,819,600 shares, and shared dispositive power over 73,000 shares. Reported shares also includes 1,888,600 shares beneficially owned by Dresdner RCM Global Investors US Holdings LLC ("Holdings") and its wholly-owned subsidiary, Dresdner RCM Global Investors LLC ("Investors"). Holdings and Investors each have sole voting power over 1,214,600 shares, sole dispositive power over 1,815,600 shares, and shared voting power over 73,000 shares. All information is derived from Dresdner Bank AG's and Holdings' and Investors' Schedule 13G, Amendment No. 3, filed on February 10, 1999.

(3) All shares are held without voting power and with sole dispositive power. All information is derived from Capital Research and Management Company's
    Schedule 13G, Amendment No. 1, filed on February 11, 1999.

(4) Includes 326,000 shares beneficially owned by Bankers Trust Company, over which it has sole dispositive power and, as to 91,200 shares, sole voting power. Also includes 666,428 shares over which Alex. Brown Investment Management has sole voting and dispositive power. The address of Alex. Brown Investment Management is One South Street, Baltimore, MD 21202. All information is derived from Bankers Trust Corporation's Schedule 13G filed on February 25, 1999.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information available to the Company as of May 31, 1999, regarding the shares of the Company's Common Stock beneficially owned by (i) each of the Company's directors and nominees; (ii) each of the Company's Named Executive Officers; and (iii) all directors and executive officers of the Company as a group.

                                                              NUMBER OF      PERCENT OF
                                                               SHARES          SHARES
                                                               ------          ------
William F. Andrews (1)......................................    13,221           *
Anna M. Baird (2)...........................................   107,872           *
Kathleen Bullions (2).......................................    99,666           *
William R. Newlin (1).......................................    28,088           *
Brian D. Young (1)..........................................    18,221           *
Fred C. Young (2)...........................................   639,070          3.5
All directors and executive officers as a group (6 persons)
  (1)-(2)...................................................   906,138          4.9

---------

(1) Includes, for Mr. Andrews, 11,221 shares and for Mr. Newlin, 7,888 shares and for Mr. Brian D. Young, 6,221 shares pursuant to rights to acquire such shares as a result of options granted pursuant to the Director Plan.

(2) Includes, for Ms. Baird, Ms. Bullions and Mr. Fred C. Young, and for all directors and executive officers as a group, 107,666, 95,666, 631,666 and 860,328 shares, respectively, acquirable within 60 days of May 31, 1999, pursuant to options granted under the Employee Plan and the Director Plan.

    * Represents less than 1% of the Common Stock outstanding.

PROPOSAL 2

          APPROVAL OF AMENDMENTS TO COMPANY EMPLOYEE STOCK OPTION PLAN

     In November 1992, the Board of Directors and stockholders adopted the Employee Plan. The Employee Plan constitutes a key element of the Company's incentive program and is utilized to attract, retain and motivate key employees of the Company and to align key employee and stockholder interests.

     As a result of the prior grant of stock options under the Employee Plan, the number of shares available for grant of stock options or stock appreciation rights as of June 15, 1999 is insufficient to continue to maintain the Company's needs under its incentive program. As a result, the Board has adopted and proposes that the stockholders approve an amendment to the Employee Plan which will increase the total number of shares available for the grant of stock options under the Employee Plan by 700,000 shares, thereby increasing the aggregate number of shares which would be available for the grant of options or stock appreciation rights from 3,900,000 to 4,600,000.

     The Board believes that the increase in the number of shares available for issuance under the Employee Plan will strengthen the Company's ability to attract, retain and motivate key employees of the Company and motivate such parties to attain individual performance and overall corporate goals. Currently, Black Box employees would own 14% of the outstanding shares. The proposed increase in the shares available for issuance would increase that percentage to 16%. Based on an independent study completed by Buck Consultants, Inc. in early 1998, the similar percentage for S&P Small Cap companies was 7-16%, for High Technology companies was 16% and for companies with revenues of $100 million to $500 million was 13-18%. Therefore, the Board believes that this proposed increase is appropriate. The affirmative vote by the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the meeting is required to approve the amendment to the Employee Plan.

     Because executive officers (one of whom also is a member of the Board of Directors) are eligible to receive awards under the Employee Plan, each of them may be deemed to have a personal interest in the adoption of this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL 2.

                            SUMMARY PLAN DESCRIPTION

     The following description is not a complete statement of the Employee Plan and is qualified in its entirety by reference to the complete text of the Employee Plan, a copy of which is available from the Company upon request.

     ADMINISTRATION. The Employee Plan is administered by a committee consisting of at least two directors of the Company who are appointed by and serve at the pleasure of the Board of Directors (the "Committee"). The Committee, from time to time at its discretion, makes determinations with respect to the persons who shall be granted options ("Options") or stock appreciation rights ("Rights"), the number of shares of the Common Stock that may be purchased pursuant to such Options or Rights and the designation of Options as Incentive Stock Options or Non-Qualified Stock Options, as defined below. The interpretation and construction by the Committee of any provisions of the Employee Plan or of an Option or Right granted thereunder is binding and conclusive on all optionees and on their legal representatives and beneficiaries.

     TYPES OF OPTIONS. The Committee, in its discretion, may grant Options to purchase shares of Common Stock either in the form of incentive stock options ("Incentive Stock Options") qualified as such under the Internal Revenue Code of 1986, as amended (the "Code"), or other options ("Non-Qualified Stock Options"), as designated in the optionee's stock option agreement. Historically, the Company has only granted Non-Qualified Stock Options.

     RIGHTS. The Committee, in its discretion, may grant Rights either alone, simultaneously with the grant of an Incentive Stock Option or Non-Qualified Stock Option and in conjunction therewith, or subsequent to the grant of a Non-Qualified Stock Option and in conjunction therewith or in the alternative thereto.

     ELIGIBILITY. Any key salaried employee who is not a member of the Committee may be granted Incentive Stock Options, Non-Qualified Stock Options or Rights under the Employee Plan until November 30, 2002.

     EXERCISE PRICE. The Committee shall determine the exercise price for each Option or Right granted under the Employee Plan, provided however, that the exercise price: (1) in the case of an Incentive Stock Option granted to an employee, other than an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company (a "Ten-Percent Stockholder"), or in the case of a Non-Qualified Stock Option, shall not be less than the fair market value of the shares to which the Option relates on the date of grant; (2) in the case of an Incentive Stock Option granted to an employee who is a Ten-Percent Stockholder, shall not be less than 110% of the fair market value of the shares to which the Option relates on the date of grant; and (3) in the case of a Right granted alone, shall not be less than 100% of the fair market value of the shares to which the Right relates.

     EXERCISE PERIOD AND EXERCISE OF OPTIONS OR RIGHTS. An Option or Right may be exercised in whole at any time, or in part from time to time, within such period or periods as may be determined by the Committee and set forth in the grantee's agreement, provided that: (1) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date of grant; and
(2) no Incentive Stock Option granted to an employee who is a Ten-Percent Stockholder shall be exercisable after the expiration of five years from its date of grant. Options granted to date have vested in the grantee after three years from the date of the grant. Options are not transferable by the optionee except by will or by the laws of descent and distribution.

     TERMINATION OF EMPLOYMENT; DISABILITY; DEATH. Upon termination of employment, an Option or Right previously granted to an employee, unless otherwise specified by the Compensation Committee and to the extent not previously exercised, shall terminate and become null and void, provided that:
(i) if the employee shall die (a) while in the employ of the Company or (b) within three (3) months of retirement from such employment or (c) within one (1) year of retirement from employment by reason of disability, the legal representative or heirs of such employee shall be entitled to exercise such Option or Right (to the extent otherwise exercisable) for a one-year period following the date of death; (ii) if the employment shall have been terminated by reason of retirement, disability or termination other than for cause (as defined in the Employee Plan), then such employee shall be entitled to exercise such Option or Right (to the extent otherwise exercisable) at any time up to (a) three months after termination by reason of retirement or other than for cause and (b) one (1) year after termination by reason of disability. If an employee voluntarily terminates his employment or is terminated for cause, any Option or Right, unless otherwise specified by the Committee, shall immediately terminate.

     PAYMENT. The exercise price of shares purchased pursuant to an Option shall be paid in full at the time of any exercise either in cash or by certified check; provided, however, to the extent that the terms of such Option provide, the purchase price may be paid for, in whole or in part, by delivering previously-owned shares of Common Stock or, in part, by promissory note (for not more than 80% of such purchase price subject to applicable margin requirements).

     LIMITATION ON ANNUAL AWARDS. The aggregate fair market value of stock for which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year under the terms of the Employee Plan shall not exceed the sum of $100,000.

     ADJUSTMENTS, AMENDMENT OR DISCONTINUANCE. In the event of any change in the outstanding Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, the Committee shall make such adjustment to each outstanding Option and Right that it, in its sole discretion, deems appropriate. In addition, in the event of any such change, the Committee shall make any further adjustment as may be appropriate to the maximum number of shares which may be acquired under the Employee Plan pursuant to the exercise of Options and Rights, the maximum number of shares which may be so acquired by one employee and the number of shares and prices per share subject to outstanding Options and Rights as shall be equitable to prevent dilution or enlargement of rights under such Options or Rights, and the determination of the Committee as to these matters shall be conclusive.

     In the event of a "change in control" of the Company, as defined in the Employee Plan, all then outstanding Options and Rights shall immediately become exercisable. The Committee, in its discretion, may determine that, upon the occurrence of a change in control transaction, each Option or Right outstanding under the Employee Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such Option or Right, cash in an amount equal to the excess of the fair market value of such share immediately prior to such transaction over the exercise price per share of such Option or Right.

     The Board of Directors or the Committee, as the case may be, may, from time to time, amend the Employee Plan, provided that no amendment shall be made, without the approval of the stockholders of the Company, that will (i) increase the total number of shares reserved for Options under the Employee Plan (other than an increase resulting from an adjustment of outstanding Common Stock), (ii) reduce the exercise price of any Incentive Stock Option granted under the Employee Plan below the price required by the Employee Plan, (iii) modify the provisions of the Employee Plan relating to eligibility, or (iv) materially increase the benefits accruing to participants under the Employee Plan. The rights and obligations under any Option or Right granted before amendment of the Employee Plan or any unexercised portion of such Option or Right shall not be adversely affected by amendment of the Employee Plan, Option or Right without the consent of the holder of such Option or Right. The Board of Directors may at any time suspend or terminate the Employee Plan.

     TERM OF PLAN. Options and Rights may be granted under the Employee Plan until November 30, 2002.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. The Employee Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under
Section 401(a) of the Code.

     NON-QUALIFIED STOCK OPTIONS. Some options to be issued under the Employee Plan will be designated as Non-Qualified Stock Options. If (as in the case of Non-Qualified Stock Options granted under the Employee Plan at this time) the Non-Qualified Stock Option does not have a "readily ascertainable fair market value" at the time of the grant, the Non-Qualified Stock Option is not included as compensation income at the time of grant. Rather, the optionee realizes compensation income only when the Non-Qualified Stock Option is exercised and the optionee has become substantially vested in the shares transferred. The shares are considered to be substantially vested when they are either transferable or not subject to a substantial risk of forfeiture. The amount of income realized is equal to the excess of the fair market value of the shares at the time the shares become substantially vested over the sum of the exercise price plus the amount, if any, paid by the optionee for the Non-Qualified Stock Option.

     If a Non-Qualified Stock Option is exercised through payment of the exercise price by the delivery of common stock, to the extent that the number of shares received by the optionee exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time only in the amount of the fair market value of such excess shares, and the tax basis of such excess shares will be such fair market value.

     Generally, the optionee's basis in the shares will be the exercise price plus the compensation income realized at the time of exercise and the amount, if any, paid by the optionee for the Non-Qualified Stock Option. The capital gain or loss will be short-term if the shares are disposed of within one year after the option is exercised; such short-term gains are taxable as ordinary income. If the shares were held more than 12 months as of the sale date, the gain is taxable as a long-term capital gain at a maximum rate of 20%.

     A maximum capital gains rate of 18% will apply to certain sales after December 31, 2000, of shares acquired upon the exercise of an Non-Qualified Stock Option if such shares have been held for at least five years.

     If a Non-Qualified Stock Option expires without being exercised, the optionee will have no tax consequences unless the optionee paid for the Non-Qualified Stock Option. In such case, the optionee would recognize a loss in the amount of the price paid by the optionee for the Non-Qualified Stock Option.

     The Company is generally entitled to a deductible compensation expense in an amount equivalent to the amount included as compensation income to the optionee. This deduction is allowed in the Company's taxable year in which the income is included as compensation to the optionee.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and upon an interpretation of the relevant sections of the Code, their legislative histories and the income tax regulations which interpret similar provisions of the Code. Furthermore, the foregoing is only a general discussion of the federal income tax aspects of the Employee Plan and does not purport to be a complete description of all federal income tax aspects of the Employee Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of options granted under the Employee Plan and the sale or other disposition of shares acquired upon the exercise of the options. Each employee receiving a grant of options should consult with his or her personal tax advisor regarding the federal, state and local tax consequences of participating in the Employee Plan.

     If the option price is paid by an optionee in part by promissory note, the interest paid by the optionee under the promissory note is investment indebtedness which is deductible by the optionee as an itemized deduction from gross income to the extent the optionee has net investment income; interest that is disallowed because of this limitation may be carried over to succeeding tax years and is deductible in the carryover year, subject to the net investment income limitation.

     Rights are treated very similarly to Options for tax purposes. The holder of a Right will not normally realize any taxable income upon the grant of a Right. Upon the exercise of a Right, the person exercising the Right will realize compensation taxable as ordinary income equal to either (i) the cash received upon the exercise of the Right or (ii) if shares are received upon the exercise of the Right, the fair market value of such shares as of the exercise date. The basis of any shares acquired upon exercise of a Right will be their fair market value on the date of exercise, and the holding period will commence at that time. The Company will be entitled to a deduction for compensation paid in the same amount which the holder of the Right realizes as ordinary income.

     INCENTIVE STOCK OPTIONS. Some options to be issued under the Employee Plan will be designated as Incentive Stock Options and are intended to qualify under
Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee will not be required to recognize any income for federal income tax purposes at the time of grant of an Incentive Stock Option, nor is the Company entitled to any deduction. The exercise of an Incentive Stock Option is also is not a taxable event, although the difference between the option price and the fair market value on the date of exercise is an item of tax preference for purposes of the alternative minimum tax. The taxation of gain or loss upon the sale of stock acquired upon exercise of an Incentive Stock Option depends in part on whether the stock is held for at least two years from the date the option was granted and at least one year from after the date the stock was transferred to the optionee (the "ISO Holding Period").

     If the ISO Holding Period is not met, then, upon disposition of such shares (a "disqualifying disposition"), the optionee will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price, limited, however to the gain on sale. Any additional gain would be taxable as capital gain (see below). If the optionee disposes of the shares in a disqualifying disposition at a price that is below the fair market value of the shares at the time the Incentive Stock Option was exercised and such disposition is a sale or exchange to an unrelated party, the amount includible as compensation income to the optionee will be limited to the excess of the amount received on the sale or exchange over the exercise price.

     If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount.

     If the ISO Holding Period is met, the gain is taxable as a long-term capital gain at a maximum rate of 20%.

     A maximum capital gains rate of 18% will apply to certain sales after December 1, 2000 of shares acquired upon the exercise of an Incentive Stock Option if such shares have been held for at least five years.

     If the Incentive Stock Option is exercised by delivery of previously-owned shares of common stock in partial or full payment of the option price, no gain or loss will ordinarily be recognized by the optionee on the transfer of such previously-owned shares. However, if the previously-owned transferred shares were acquired through the exercise of an Incentive Stock Option, the optionee may realize ordinary income with respect to the shares used to exercise an Incentive Stock Option if such transferred shares have not been held for the ISO Holding Period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount. If an Incentive Stock Option is exercised through the payment of the exercise price by the delivery of common stock, to the extent that the number of shares received exceeds the number of shares surrendered, such excess shares will be considered Incentive Stock Option stock with a zero basis.

PROPOSAL 3

          APPROVAL OF AMENDMENTS TO COMPANY DIRECTOR STOCK OPTION PLAN

     In November 1992, the Board of Directors and stockholders adopted the Director Plan. The Director Plan constitutes a key element of the Company's incentive program which is utilized to attract and retain the services of persons capable of filling director positions of the Company.

     As a result of the prior grant of stock options under the Director Plan, the number of shares currently available for grant of stock options or stock appreciation rights is insufficient to continue to maintain the Company's needs. As a result, the Board has adopted and proposes that the stockholders approve an amendment to the Director Plan which will increase the total number of shares available for the grant of stock options under the Director Plan by 50,000 shares, thereby increasing the aggregate number of shares which would be available for the grant of options or stock appreciation rights from 100,000 to 150,000.

     The Board believes that the increase in the number of shares available for issuance under the Director Plan will strengthen the Company's ability to attract and retain directors capable of filling such position. The affirmative vote by the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the meeting is required to approve the amendment to the Director Plan.

     Because non-employee Directors are eligible to receive awards under the Director Plan, each of them may be deemed to have a personal interest in the adoption of this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL 3.

                            SUMMARY PLAN DESCRIPTION

     The following is a summary description of the Director Plan as proposed to be amended, is not a complete statement of the Director Plan and is qualified in its entirety by reference to the complete text of the Director Plan, a copy of which is available from the Company upon request.

     ADMINISTRATION. The Director Plan is administered by the Board or a committee consisting of at least two directors of the Company who are appointed by and serve at the pleasure of the Board of Directors (the "Plan Administrator"). The Plan Administrator, from time to time at its discretion, makes determinations with respect to the persons who shall be granted Options or Rights, and the number of shares of the Common Stock that may be purchased pursuant to such Options or Rights. The interpretation and construction by the Plan

Administrator of any provisions of the Director Plan or of an Option or Right granted thereunder is binding and conclusive on all optionees and on their legal representatives and beneficiaries.

     TYPES OF OPTIONS. The Options granted under the Director Plan will be Non-Qualified Stock Options under the Code.

     RIGHTS. The Plan Administrator, in its discretion, may grant Rights either alone, simultaneously with the grant of an Option and in conjunction therewith, or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto.

     ELIGIBILITY. Any non-employee director may be granted Options or Rights under the Director Plan until November 30, 2002.

     EXERCISE PRICE. The Plan Administrator shall determine the exercise price for each Option or Right granted under the Director Plan; provided however, that the exercise price shall not be less than 100% of the fair market value on the date of grant of the shares to which the Option or Right relates.

     All Options granted to date have been at the fair market value on the date of grant and the Director Plan is being amended to make this be a requirement.

     EXERCISE PERIOD AND EXERCISE OF OPTIONS OR RIGHTS. An Option or Right may be exercised in whole at any time, or in part from time to time, within such period or periods as may be determined by the Plan Administrator and set forth in the grantee's agreement. Options are not transferable by the optionee except by will or by the laws of descent and distribution.

     TERMINATION; DISABILITY; DEATH. Upon cessation of such person's status as a director, an Option or Right previously granted to the director, unless otherwise specified by the Plan Administrator and to the extent not previously exercised, shall terminate and become null and void, provided that: (i) if the director shall die while in the employ of the Company or within three (3) months of retirement or within one (1) year of retirement by reason of disability, the legal representative or heirs of such director shall be entitled to exercise such Option or Right (to the extent otherwise exercisable) for a one-year period following the date of death; (ii) if the employment shall have been terminated by reason of retirement, disability or removal other than for cause (as defined in the Director Plan), then such director shall be entitled to exercise such Option or Right (to the extent otherwise exercisable) at any time up to (a) three months after termination by reason of retirement or removal other than for cause and (b) one (1) year after termination by reason of disability. If a director voluntarily terminates his service or is terminated for cause, any Option or Right, unless otherwise specified by the Plan Administrator, shall immediately terminate.

     PAYMENT. The exercise price of shares purchased pursuant to an Option shall be paid in full at the time of any exercise either in cash or by certified check; provided, however, to the extent that the terms of such Option provide, the purchase price may be paid for, in whole or in part, by delivering previously-owned shares of Common Stock or, in part, by promissory note (for not more than 80% of such purchase price subject to applicable margin requirements).

     ADJUSTMENTS, AMENDMENT OR DISCONTINUANCE. In the event of any change in the outstanding Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, the Plan Administrator shall make such adjustment to each outstanding Option and Right that it, in its sole discretion, deems appropriate. In addition, in the event of any such change, the Plan Administrator shall make any further adjustment as may be appropriate to the maximum number of shares which may be acquired under the Director Plan pursuant to the exercise of Options and Rights, the maximum number of shares which may be so acquired by one director and the number of shares and prices per share subject to outstanding Options and Rights as shall be equitable to prevent dilution or enlargement of rights under such Options or Rights, and the determination of the Plan Administrator as to these matters shall be conclusive.

     In the event of a "change in control" of the Company, as defined in the Director Plan, all then outstanding Options and Rights shall immediately become exercisable. The Plan Administrator, in its discretion, may determine that, upon the occurrence of a change in control transaction, each Option or Right outstanding under the Director Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such Option or Right, cash in an amount equal to the excess of the fair market value of such share immediately prior to such transaction over the exercise price per share of such Option or Right.

     The Board of Directors or the Plan Administrator, as the case may be, may, from time to time, amend the Director Plan, provided that no amendment shall be made, without the approval of the stockholders of the Company, that will (i) increase the total number of shares reserved for Options under the Director Plan (other than an increase resulting from an adjustment of outstanding Common Stock), (ii) reduce the exercise price of any Option granted under the Director Plan below the price required by the Director Plan, (iii) modify the provisions of the Director Plan relating to eligibility, or (iv) materially increase the benefits accruing to participants under the Director Plan. The rights and obligations under any Option or Right granted before amendment of the Director Plan or any unexercised portion of such Option or Right shall not be adversely affected by amendment of the Director Plan, Option or Right without the consent of the holder of such Option or Right. The Board of Directors may at any time suspend or terminate the Director Plan.

     TERM OF PLAN. Options and Rights may be granted under the Director Plan until November 30, 2002.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. The Director Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under
Section 401(a) of the Code.

     An option to be issued under the Director Plan will be designated as a Non-Qualified Stock Option. If (as in the case of a Non-Qualified Stock Option granted under the Director Plan at this time) the Non-Qualified Stock Option does not have a "readily ascertainable fair market value" at the time of the grant, the Non-Qualified Stock Option is not included as compensation income at the time of grant. Rather, the optionee realizes compensation income only when the Non-Qualified Stock Option is exercised and the optionee has become substantially vested in the shares transferred. The shares are considered to be substantially vested when they are either transferable or not subject to a substantial risk of forfeiture. The amount of income realized is equal to the excess of the fair market value of the shares at the time the shares become substantially vested over the sum of the exercise price plus the amount, if any, paid by the optionee for the Non-Qualified Stock Option.

     If a Non-Qualified Stock Option is exercised through payment of the exercise price by the delivery of common stock, to the extent that the number of shares received by the optionee exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time only in the amount of the fair market value of such excess shares, and the tax basis of such excess shares will be such fair market value.

     Generally, the optionee's basis in the shares will be the exercise price plus the compensation income realized at the time of exercise and the amount, if any, paid by the optionee for the Non-Qualified Stock Option. The capital gain or loss will be short-term if the shares are disposed of within one year after the option is exercised; such short-term gains are taxable as ordinary income. If the shares were held more than 12 months as of the sale date, the gain is taxable as a long-term capital gain at a maximum rate of 20%.

     A maximum capital gains rate of 18% will apply to certain sales after December 31, 2000, of shares acquired upon the exercise of a Non-Qualified Stock Option if such shares have been held for at least five years.

     If a Non-Qualified Stock Option expires without being exercised, the optionee will have no tax consequences unless the optionee paid for the Non-Qualified Stock Option. In such case, the optionee would recognize a loss in the amount of the price paid by the optionee for the Non-Qualified Stock Option.

     The Company is generally entitled to a deductible compensation expense in an amount equivalent to the amount included as compensation income to the optionee. This deduction is allowed in the Company's taxable year in which the income is included as compensation to the optionee.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and upon an interpretation of the relevant sections of the Code, their legislative histories and the income tax regulations which interpret similar provisions of the Code. Furthermore, the foregoing is only a general discussion of the federal income tax aspects of the Director Plan and does not purport to be a complete description of all federal income tax aspects of the Director Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of options granted under the Director Plan and the sale or other disposition of shares acquired upon exercise of the options. Each director receiving a grant of options should consult with his or her personal tax advisor regarding the federal, state and local tax consequences of participating in the Director Plan.

     If the option price is paid by an optionee in part by promissory note, the interest paid by the optionee under the promissory note is investment indebtedness which is deductible by the optionee as an itemized deduction from gross income to the extent the optionee has net investment income; interest that is disallowed because of this limitation may be carried over to succeeding tax years and is deductible in the carryover year, subject to the net investment income limitation.

     Rights are treated very similarly to Options for tax purposes. The holder of a Right will not normally realize any taxable income upon the grant of a Right. Upon the exercise of a Right, the person exercising the Right will realize compensation taxable as ordinary income equal to either (i) the cash received upon the exercise of the Right or (ii) if shares are received upon the exercise of the Right, the fair market value of such shares as of the exercise date. The basis of any shares acquired upon exercise of a Right will be their fair market value on the date of exercise, and the holding period will commence at that time. The Company will be entitled to a deduction for compensation paid in the same amount which the holder of the Right realizes as ordinary income.

PROPOSAL 4

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending March 31, 2000. The affirmative vote of a majority of the shares of Common Stock entitled to vote on this matter and present in person or by proxy at the meeting is required for the ratification of such appointment.

     Unless otherwise directed by the stockholders, proxies will be voted for the ratification of the appointment of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending March 31, 2000. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will not be making a statement and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL 4.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 1999, as filed with the Securities and Exchange Commission, is available to stockholders. A stockholder may obtain a copy of the Form 10-K without charge and a copy of any exhibits thereto upon payment of a reasonable charge limited to the Company's costs of providing such exhibits by writing to Investor Relations Department, Anna M. Baird, Chief Financial Officer, Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055.

                            SOLICITATION OF PROXIES

     The Company will pay the expenses in connection with the printing, assembling and mailing to the holders of Common Stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or regular employees of the Company personally or by telephone or telegraph. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to, and obtain proxies from, their principals, and will reimburse such persons for their expense in so doing.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     Stockholders who believe they are eligible to have their proposals included in the Company's proxy statement for the annual meeting expected to be held in August 2000, in addition to other applicable requirements established by the SEC, must ensure that their proposals are received by the Secretary of the Company not later than March 1, 2000.

     The By-laws of the Company establish an advance notice procedure for eligible Stockholders to make nominations for director and to propose business to be transacted at an annual meeting. The Company's By-laws provide that nominations for director and proposals for business must be given to the Secretary of the Company not later than 150 days prior to the anniversary date of the prior year's annual meeting. The Company's By-laws also require that certain specific information accompany a stockholder notice of nomination or proposal for business. The Company's By-laws, however, do not limit or restrict the ability of a stockholder to present any proposal made by such stockholder in accordance with the SEC requirements referred to above. A copy of the Company's By-laws is available from the Company upon request.

                                 OTHER MATTERS

     Management does not intend to present, nor, in accordance with the Company's By-laws, has it received proper notice from any person who intends to present, any matter for action by stockholders at the Annual Meeting, other than as stated in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. The enclosed proxy, however, confers discretionary authority with respect to the transaction of any other business which properly may come before the meeting, and it is the intention of the persons named in the enclosed proxy to vote on any such matters in accordance with their best judgment.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                             BLACK BOX CORPORATION

                                AUGUST 10, 1999

                Please Detach and Mail in the Envelope Provided


        PLEASE MARK
A  [X]  YOUR VOTES AS IN
        THIS EXAMPLE.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NUMBERS 1, 2, 3 AND 4.

                      FOR  WITHHOLD                                                                           FOR  AGAINST  ABSTAIN
1. Election of five   [ ]    [ ]           NOMINEES:  William F. Andrews   2. The approval of an amendment    [ ]     [ ]     [ ]
   (5) members                                        Thomas G. Greig         to the 1992 Stock Option Plan
   of the Board of                                    William R. Newlin       to increase the number of
   Directors:                                         Brian D. Young          shares authorized under the
                                                      Fred C. Young           Plan; and
(Instructions: To withhold authority to
vote for any individual nominee, write                                     3. The approval of an amendment    [ ]     [ ]     [ ]
the nominee's name in the space below.)                                       to the 1992 Director Stock
                                                                              Option Plan to increase the
---------------------------------------                                       number of shares authorized
                                                                              under the Plan; and

                                                                           4. Ratification of the appointment [ ]     [ ]     [ ]
                                                                              of Arthur Andersen LLP as the
                                                                              independent public accountants
                                                                              of the Company for the fiscal
                                                                              year ending March 31, 2000.

                                                                           UNLESS OTHERWISE SPECIFIED IN THE SQUARES PROVIDED, THE
                                                                           PROXIES SHALL VOTE IN THE ELECTION OF DIRECTORS FOR THE
                                                                           NOMINEES LISTED ABOVE AND FOR EACH OF THE OTHER
                                                                           PROPOSALS, AND SHALL HAVE DISCRETIONARY POWER TO VOTE
                                                                           UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING
                                                                           OR ANY ADJOURNMENT THEREOF.

                                                                           The Board of Directors has established the close of
                                                                           business on Friday, June 18, 1999, as the record date for
                                                                           the determination of the stockholders entitled to notice
                                                                           of and to vote at the Annual Meeting.


Signature ____________________________________________________  ______________________________________________  DATED: ________ 1999
                                                                          (SIGNATURE IF HELD JOINTLY)

IMPORTANT: ____________________________________________________________Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person.



                             BLACK BOX CORPORATION

P                               1000 PARK DRIVE
R                         LAWRENCE, PENNSYLVANIA 15055
O                                  ----------
X                   THIS PROXY IS SOLICITED ON BEHALF OF THE
Y                       BOARD OF DIRECTORS OF THE COMPANY
                                   ----------

     The undersigned stockholder hereby appoints Fred C. Young and Brian D. Young, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the shares of stock of the Black Box Corporation (the "Company") that the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders of the Company, to be held on Tuesday, August 10, 1999, at 11:00 a.m., local time, at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania 15219, to consider and act upon the following matters:

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)